UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2012

MEREDITH CORPORATION
(Exact name of registrant as specified in its charter)

Iowa	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa		50309-3023
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 284-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 23, 2012, Meredith Corporation ("Meredith") entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Allrecipes.com, Inc., a Washington corporation, (“Allrecipes”) and The Reader's Digest Association, Inc., a Delaware corporation, (“RDA”), the sole stockholder of Allrecipes, pursuant to which Meredith agreed to acquire all of the issued and outstanding shares of capital stock of Allrecipes.

Pursuant to the Stock Purchase Agreement, Meredith will pay at the closing $175 million in cash to RDA as the purchase price for the shares, subject to certain working capital adjustments. The Stock Purchase Agreement contains customary representations, warranties and covenants by the parties, including with respect to corporate organization and authority, capitalization, financial statements, compliance with law, legal proceedings, absence of certain changes, taxes, employee matters, intellectual property and certain contracts.

The acquisition is subject to customary closing conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino Act and the execution and delivery of related transaction documents. The transaction is expected to close within Meredith's third quarter of fiscal 2012.  The Stock Purchase Agreement provides Meredith and RDA with customary termination rights. Allrecipes has agreed to conduct its business in the ordinary course prior to the closing.

Item 7.01	Regulation FD Disclosure

News release issued by Meredith Corporation dated January 24, 2012, reporting Meredith Corporation's agreement to purchase Allrecipes.com, Inc. from The Reader's Digest Association, Inc. A copy of the news release is furnished with this Form 8-K and attached hereto as Exhibit 99.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	99	News release issued by Meredith Corporation dated January 24, 2012, reporting Meredith Corporation's agreement to purchase Allrecipes.com, Inc. from The Reader's Digest Association, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEREDITH CORPORATION
Registrant

/s/ Joseph H. Ceryanec
Joseph H. Ceryanec
Vice President - Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: January 27, 2012

INDEX TO EXHIBITS

Exhibit Number	Item

99	News release issued by Meredith Corporation dated January 24, 2012, reporting Meredith Corporation's agreement to purchase Allrecipes.com, Inc. from The Reader's Digest Association, Inc.